PROMISSORY NOTE

$540,000.00	November 2, 2015

FOR VALUE RECEIVED, Star Mountain Resources, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Fognani & Faught, PLLC a Colorado Professional Limited Liability Company (“F & F”) at 1801 Broadway, Suite 800 Denver, Colorado 80202 or such other location designated by F & F in writing, in lawful money of the United States of America the principal sum of $540,000.00, together with interest on the unpaid principal amount outstanding at a rate of 8.0% per annum.

Section 1: Principal and Interest Payments. The Company shall pay the total principal amount of $540,000.00 by making principal payments in the amount of $50,000.00 on each consecutive month commencing on November 15, 2015 for a total of 10 months for an aggregate of $500,000.00 plus a final principal payment of $40,000.00 on the 15th day of the month following the date on which the last payment of $50,000 is made. The Company shall pay all accrued interest on this Note along with the final payment of principal as provided for in this section.

Section 2: Maturity. Subject to the terms and conditions hereof, the principal amount of this Promissory Note plus the accrued interest shall be due and payable as stipulated in Section 1 of this Promissory Note, and shall be paid by the Company by wire transfer (with any wire fee paid by the Company) to the account designated by John D. Fognani on behalf of F & F.

Section 3: Default

(a) In the event the Company does not satisfy payment due as stipulated in Sections 1 and 2 within 3 calendar days of the due date, or on the next business day if the due date falls on a weekend or holiday, the Company will be in default of this Promissory Note. In the event of default by the Company, F & F may, at its option, (i) declare the entire unpaid principal balance of this Promissory Note together with accrued and unpaid interest immediately due and payable; and (ii) pursue any other remedy available to F & F at law or in equity.

(b) Laws, Severability, Venue, Waivers. The validity of this Promissory Note and the rights, obligations and relations of the Parties hereunder shall be construed and determined under and in accordance with the laws of the State of Colorado, without regard to conflicts of law principles thereunder provided, however, that if any provision of this Promissory Note is determined by a court of competent jurisdiction to be in violation of any applicable law or otherwise invalid or unenforceable, such provision shall to such extent as it shall be determined to be illegal, invalid or unenforceable under such law be deemed null and void, but this Promissory Note shall otherwise remain in full force and effect. Suit to enforce any provision of this Promissory Note, or any right, remedy or other matter arising therefrom, will be brought exclusively in the state or federal courts located in the City and County of Denver, Colorado. The Company agrees and consents to venue in the City and County of Denver, Colorado and to the in personam jurisdiction of these courts and hereby irrevocably waives any right to a trial by jury.

(d) This Promissory Note shall be binding upon the successors, assigns, heirs, administrators and executors of the Company and inure to the benefit of F & F, its members, successors, endorsees and assigns.

Star Mountain Resources, Inc.

By:
Joseph Marchal, Chief Executive Officer